FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-258342-01

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent: Tuesday, February 1, 2022 1:16 PM
Subject: ★PRICING DETAILS★ $1.246BN BMARK 2022-B32 **PUBLIC CMBS**

BENCHMARK COMMERCIAL MORTGAGE SECURITIES TRUST 2022-B32 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2022-B32

JOINT BOOKRUNNERS &
CO-LEAD MANAGERS: J.P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC., GOLDMAN SACHS & CO. LLC. AND DEUTSCHE BANK SECURITIES INC.

CO-MANAGERS: DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.

RATING AGENCIES: MOODY’S/FITCH/KBRA

OFFERING TYPE: SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

CLS	RATINGS (M/F/K)	SIZE ($MM)	WAL (YR)	CERT P.WIN	CERT C/E	CERT LTV	CERT NOI DEBT YLD	SPREAD (P-CURVE)	PX($)	CPN (%)	YLD (%)
A-1	Aaa/AAA/AAA	6.410	2.80	03/22–11/26	30.000%	39.1%	16.3%	P+50	99.99984	1.8078	1.7886
A-2	Aaa/AAA/AAA	162.053	4.89	11/26–01/27	30.000%	39.1%	16.3%	P+95	102.99965	3.0725	2.4074
A-3	Aaa/AAA/AAA	253.574	6.92	12/28–02/29	30.000%	39.1%	16.3%	P+103	102.99975	3.0416	2.5635
A-4	Aaa/AAA/AAA	92.000	9.33	01/30-11/31	30.000%	39.1%	16.3%	P+103	100.99956	2.7421	2.6225
A-5	Aaa/AAA/AAA	383.182	9.88	11/31-01/32	30.000%	39.1%	16.3%	P+105	102.99925	3.0019	2.6577
A-SB	Aaa/AAA/AAA	18.046	7.42	01/27-11/31	30.000%	39.1%	16.3%	P+96	102.99938	2.9552	2.5068
A-S	Aa2/AAA/AAA	179.147	9.91	01/32-01/32	19.375%	45.1%	14.1%	P+145	102.99950	3.4109	3.0587
B	NR/AA-/AA-	82.197	9.91	01/32-01/32	14.500%	47.8%	13.3%	P+160	99.99962	3.2021	3.2087
C	NR/A-/A-	69.551	9.91	01/32-01/32	10.375%	50.1%	12.7%	P+185	99.99976	3.4546	3.4587

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE:	$1,774,834,674
NUMBER OF LOANS:	47
NUMBER OF PROPERTIES:	171
WA CUT-OFF LTV:	55.9%
WA MATURITY LTV:	54.9%
WA U/W NCF DSCR:	2.98x
WA U/W NOI DEBT YIELD:	11.4%
TOP TEN LOANS %:	51.7%
WA TERM TO MATURITY (MOS):	98
WA REMAINING AMORTIZATION TERM (MOS):	360
WA SEASONING (MOS):	1

TOP 5 PROPERTY TYPES:	OFFICE (51.8%), RETAIL (10.9%), MIXED USE(10.9%), SELF STORAGE(8.6%), INDUSTRIAL (7.5%)

TOP 5 STATES:	CA (9.6%), IL (8.3%), MI (8.2%), TX (7.8%), MA (5.7%)

LOAN SELLERS:	JPMORGAN CHASE BANK, N.A. (18.1%), CITI REAL ESTATE FUNDING INC. (35.6%), GOLDMAN SACHS MORTGAGE COMPANY (24.3%) AND GERMAN AMERICAN CAPITAL CORPORATION (22.0%)

U.S. RISK RETENTION:	AN ELIGIBLE VERTICAL RESIDUAL INTEREST WILL BE RETAINED BY JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, CITI REAL ESTATE FUNDING INC., Goldman Sachs Bank USA AND DBR Investments Co. Limited.
EU RISK RETENTION:	THE TRANSACTION IS NOT STRUCTURED TO SATISFY THE EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

MASTER SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	KeyBank, NATIONAL ASSOCIATION
OPERATING ADVISOR:	PENTALPHA SURVELLIANCE LLC.
ASSET REPRESENTATIONS REVIEWER:	PENTALPHA SURVELLIANCE LLC
DIRECTING CERTIFICATEHOLDER:	ELLINGTON MANAGEMENT GROUP, LLC

DOCUMENTS & TIMING
ANTICIPATED SETTLEMENT:	ON OR ABOUT FEBRUARY 16, 2022

JPM SPG SYNDICATE CONTACTS
JENNIFER KORNBLAU	212-834-4154
MORGAN ROACH	212-834-4154
JACQUELINE LARET	212-834-4154

JPM CMBS BANKING CONTACTS
KUNAL SINGH	212-834-5467
BRAD HORN	212-834-9708
HARRIS RENDELSTEIN	212-834-6737

JPM CMBS TRADING DESK CONTACTS
AVINASH SHARMA	212-834-3111
DERRICK FETZER	212-834-3111

DEUTSCHE BANK TRADING DESK CONTACT
RYAN HORVATH	212-250-5149
DAN PENN	212-250-5149

CITIGROUP SYNDICATE DESK CONTACTS
RAUL OROZCO	212-723-1295
MATT PERRY	212-723-1295

GOLDMAN SACHS CMBS BANKING CONTACTS
LEAH NIVISON	212-357-2702
SCOTT EPPERSON	212-934-2882
JUSTIN PETERSON	212-902-4283

GOLDMAN SACHS SYNDICATE CONTACTS
SCOTT WALTER	212-357-8910

GOLDMAN SACHS CAPITAL MARKETS CONTACTS
MARK ROMANCZUK	212-902-0290
NITIN JAGGA	212-855-9035

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